Exhibit 10(f)

Amendment to the Wells Fargo & Company Supplemental 401(k) Plan

RESOLVED that the first paragraph of Sec. 15 of the Plan is amended effective January 1, 2021 to read as follows:

Sec. 15 Benefit on Separation from Service. Upon a Separation from Service, a participant shall be entitled to a benefit equal to the number of shares of Company common stock credited to the participant’s Plan Account, calculated as of an administratively feasible date within a reasonable period of time prior to the date benefits are distributed pursuant to Sections 16 or 17 (except as provided in subsection (c) of this Section 15), multiplied by the vested percentage determined under either Sec. 9.1, Sec. 9.2 or Sec. 9.3 of the 401(k) Plan that would be applicable to the participant at the time the Separation from Service occurs, disregarding, however, Sec. 9.2(a)(3) and (4) of the 401(k) Plan.

RESOLVED that Sec. 17 of the Plan is amended in its entirety effective January 1, 2021 to read in full as follows:

Sec. 17 Death Benefits. If a participant dies while employed, or dies after incurring a Separation from Service but before receiving his or her benefit under this Plan, the participant’s remaining vested Plan Account (determined as provided in Section 15) shall be paid in a lump sum to the participant’s Beneficiary determined under the Plan as soon as administratively feasible after the January following the calendar year in which the participant dies, but no later than the December 31 of that calendar year. Payment to the Beneficiary will be in the form of whole shares of Company common stock with cash for any fractional share, net of any required withholding taxes.

For purposes of this Plan, a “Beneficiary” is one or more individuals, trusts, estates or charitable organizations designated by a participant to receive any benefit payable under the Plan in the event of the participant’s death. A participant who has designated a Beneficiary may, without the consent of such Beneficiary, alter or revoke such designation. To be effective, any such designation, alteration, or revocation shall be in such form as the Plan Administrator may prescribe, and shall be filed with the Plan Administrator or its third party vendor prior to the participant’s death.

If a participant has not commenced distribution from the 401(k) Plan prior to his or her death and did not designate a beneficiary under this Plan but has an effective beneficiary designation on file for the 401(k) Plan, the beneficiary designation on file for the 401(k) Plan shall apply to this Plan

If at the time of a participant’s death (i) the Plan Administrator or its third party vendor is not in possession of a fully effective designation of his Beneficiary under this Plan, or if the designated Beneficiary does not survive the participant, and (ii) the participant has already commenced distribution from the 401(k) Plan prior to his or her death, or the participant does not have an effective beneficiary designation on file for the 401(k) Plan, then the participant’s Beneficiary shall be the person or persons surviving in the first of the following classes in which there is a survivor, share and share equally within the class:

(1) The participant’s Spouse (as defined under the 401(k) Plan) or Domestic Partner (as defined under the 401(k) Plan).

(2) The participant’s biological and adopted children, except that if any of his or her children predecease the participant but leave descendants surviving the participant, such descendants shall take by right of representation the share their parent would have taken if living.

(3) The participant’s parents.

(4) The participant’s brothers and sisters.

(5) The participant’s estate.

RESOLVED that Sec. 10(c) of the Plan is amended in its entirety effective January 1, 2021 to read in full as follows:

(c) For dividends paid on Company common stock prior to January 1, 2015, the participant shall receive a credit to the Wells Fargo & Company Stock Investment Fund in his or her Plan Account. For dividends paid on Company common stock on or after January 1, 2015, the participant shall receive a credit to the CD Investment Fund unless the participant has elected to have the dividend credit allocated to the Wells Fargo & Company Stock Investment Fund and such election is effective immediately prior to the dividend payment date. The participant shall be permitted to make such election (in a time and manner determined by the Plan Administrator) to have the dividend credit allocated to the Wells Fargo & Company Stock Investment Fund. The amount of the dividend credit to the Wells Fargo & Company Stock Investment Fund shall be the number of shares of Company common stock determined by multiplying the dividend amount per share by the number of shares credited to a participant’s Wells Fargo & Company Stock Investment Fund as of the record date for the dividend and dividing the product by the New York Stock Exchange only closing price per share of Company common stock as of the trading date immediately preceding the dividend payment date. The amount of the dividend credit to the CD Investment Fund shall be the dividend amount per share multiplied by the number of shares credited to a participant’s Wells Fargo & Company Stock Investment Fund as of the record date for the dividend. .

Except as herein expressly amended, all the terms and provisions of the Plan shall continue in full force and effect.